Exhibit 10c

TO:	[DATE]

FROM:

RE: [DATE] ALCOA PERFORMANCE SHARE PLAN GRANT

Congratulations! As one of Alcoa’s most senior leaders, you have been included as part of a select team of employees to receive a Performance Share Award under Alcoa’s Stock Incentive Plan.

This is a new feature of our long-term compensation design, which will strengthen the connection between your compensation and our journey to becoming the best company in the world. Your management has made a recommendation to include you in the top leadership team that must lead the corporation towards this goal.

Based on your position within the company, your performance, and your potential, your Executive Council member has made a recommendation on your award and the Compensation and Benefits Committee of the Board have been confirmed this.

This award provides you with an opportunity to earn from __% up to __% of target award depending on the performance of corporate ROC versus an average ROC of an external comparator group during this year. In the [NUMBER] quarter of [YEAR], we will determine the final size of the grant to be issued on [DATE].

There are some excellent features associated with the Performance Share Award. You will receive dividend equivalent payments on the target award amount during the first year and on actual earned award for the following two years of the vesting period. This means that you will receive dividends in [YEAR], [YEAR] and [YEAR] on this Award. Performance Share Awards will offer a number of other benefits to recipients, detailed below, and more predictability for the Company – greater alignment between accounting cost and value of awards at the date of grant.

Most people receiving the [YEAR] awards are familiar with Alcoa’s Stock Options. Over the next few years, we envision using a blend of Stock Options, Stock Awards and Performance Share Awards while maintaining a competitive compensation market position in each country or region where we operate.

An assessment of your leadership position within Alcoa will be conducted each year to determine performance share award participants and individual award levels. It should be noted that there is no guarantee that this design will remain constant or that you will participate in this special award.

What is a Performance Share?

A Performance Share Award represents a commitment to provide you with Alcoa stock, upon vesting, providing that you meet certain employment criteria and that the corporation achieves certain financial performance levels. This award is a contractual promise to issue shares to you on [DATE], and does not represent immediate share ownership. A Stock Award alleviates the leveraged aspect of the market risk associated with Stock Options and delivers more predictable value to the employee under almost all market conditions.

How Does The Performance Share Plan Work?Shar

■	Your Award is determined by your job grade level and then flexed depending on our Corporate ROC performance compared to the average ROC of the comparator group in the first year of the three-year vesting period.

Application:

■	Selected Business and Resource unit leaders

Comparator Group:

■	Comparator group is a composite of the ___________ plus ____________ index. This group has been selected to include shareholders’ investment alternatives and to ensure that there is a similar exposure to commodity price as compared with our current exposure.

Measurement Period:

■	Three-year cliff vesting after the initial award date or approximately two years after the determination of the actual number of awards

Performance Flex:

•	The award level will flex according to the corporate position in the comparator group distribution for [YEAR].

Dividend Equivalents:

■	Quarterly dividend equivalent payments will be made on target unvested shares in the first year and then on the final number of shares to be issued during the rest of the vesting period.

Performance Share Award Terms and Conditions:

Performance Share Awards have a 3 year performance vesting, meaning, a common stock entry will be posted to your EquiServe account on [DATE] for those employees issued a grant on [DATE] if certain performance thresholds are achieved. You will then own common shares of Alcoa stock. The award will be subject to non-compete provisions comparable to those applicable to Stock Options and Stock Awards. In most jurisdictions, you can generally defer income taxation on the award until it is fully vested. However, we encourage you to consult with a qualified accountant or attorney to review your personal situation. Please refer to the Terms and Conditions and Rules for Performance Share Awards on the stock option web site for additional details.

Terms and Conditions – [YEAR] Performance Share Awards

1.	A Performance Share Award is a commitment by the Company to issue, on the third anniversary date of the date of the grant of the award, from 0 to 200% of the Target number of shares of Alcoa common stock indicated in the award notification letter. Alcoa common stock, if any, will not be issued until the award vests.

2.	The exact amount of stock to be received under this Performance Share Award, if any, will be determined no later than 18 months after the grant date, and such determination will be made in accordance with the performance metrics reflected in the award notification letter.

3.	Until the award vests, the Participant has no voting rights or rights to receive dividends with respect to the shares of Alcoa common stock potentially covered by the award. The Committee may, however, authorize the payment of cash dividend equivalents prior to vesting of the award. Such amounts, if authorized, will be equal to the common stock dividend per share payable from time to time on Alcoa common stock multiplied by, (i) during the first 12 to 18 months after the grant date, the Target number of shares covered by the award, or (ii) after the exact amount of stock to be received under the grant is determined as provided in paragraph 2. above, that exact number of shares.

4.	Except as provided below, if the Participant’s employment terminates before the award vests, the award is forfeited, and it is automatically canceled.

5. A.	This award vests three years from its grant date, except in the following instances:

(i) If the Participant’s employment terminates due to retirement under a Company, subsidiary or government retirement plan on a date that is at least six months from the grant date, the award is not forfeited but vests on the original stated vesting date set forth in the award notification letter.

(ii) A Performance Share Award held by a Participant who dies while an employee is not forfeited but vests on the original stated vesting date set forth in the award notification letter.

(iii) A Performance Share Award vests in accordance with the three year time vesting schedule, as determined at the Company CEO’s discretion, if, prior to the Performance Share Award otherwise vesting, (i) management identifies the Participant to be terminated from employment with the Company or a subsidiary of the Company as a result of a divestiture of a business or a portion of a business, and (ii) the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company or a subsidiary of the Company within 90 days of the closing of the sale. For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

B.	A Performance Share Award vests immediately upon certain Change in Control events described in the Plan. The award is payable and shares of stock become issuable immediately upon the occurrence of such Change in Control event.

6.	When the Performance Share Award vests and stock, if any, becomes issuable, this award will be settled by delivery to the Participant of the number of shares of Alcoa common stock determined as provided in paragraph 2. above. U.S. taxes required to be withheld under applicable tax laws in connection with a Performance Share Award will be satisfied by Alcoa’s withholding from the shares of stock to be issued that number of shares whose fair market value on the vesting date equals the withholding amount to be paid. Employees in non-U.S. locations must satisfy tax requirements as outlined by their country of residence.

7.	This award is nontransferable.

8.	This award may be suspended or limited by the Committee at any time if it determines that this action is necessary or desirable in order to permit the Company to obtain the listing, registration or qualification of shares covered by this award upon any securities exchange or under any law, rule, regulation or decision or the consent or approval of any governmental regulatory body or to comply with insider trading laws. No suspension or delay resulting from this action will extend the termination date of this award.

9.

The Committee has full power and authority to determine whether, to what extent and under what circumstances this award will be cancelled. In particular, but without limitation, all Performance Share Awards granted to any Participant may be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of employment, becomes associated with, employed by, renders services to or owns any interest in (other than any insubstantial interest, as determined by the Committee) any business that is in competition with the Company or with any business in which the Company has substantial interest as determined by the Committee, or otherwise takes any action that in the judgment of the Committee is not in the best interests of the Company.

10.	This award does not confer any rights of continued employment upon the Participant.

11.	To accept this award, you must, within 90 days from the grant date, confirm your agreement to the Terms and Conditions and Rules for Performance Share Awards at the Alcoa stock option web site.